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                                                                   EXHIBIT 99(j)

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                                                                                  Five Year Summary

                                                                           (in millions, except per share)


                                                     1994             1993             1992             1991             1990
  Operating Results
  Net sales                                         $9,874           $9,436           $5,954           $6,076           $6,126
  Cost of sales, other costs and expenses            8,896            8,648            5,405            5,538            5,683
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  Earnings from Operations                             978              788              549              538              443
  Other income and expenses, net                       209               47               21              (59)              34
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                                                     1,187              835              570              479              477
  Interest expense on debt                             115              110               58               58               42
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  Earnings before taxes on income and
    cumulative effect of accounting
    changes                                          1,072              725              512              421              435
  Taxes on income                                      436              275              167              108              108
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  Earnings before Cumulative Effect of
    Accounting Changes                                 636              450              345              313              327
  Cumulative effect of changes in
    accounting for post-retirement
    benefits other than pensions and for
    post-employment benefits                             -             (429)               -                -                -
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  Net Earnings                                     $   636           $   21             $345             $313             $327
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  Per Common Share
  Assuming no dilution:
  Before cumulative effect of accounting
    changes                                          $6.00             $4.25            $3.60            $3.15           $3.26
  Cumulative effect of accounting changes                -             (4.51)               -                -               -
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  Net earnings (loss)                                $6.00            $(0.26)           $3.60            $3.15           $3.26
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  Assuming full dilution:
  Before cumulative effect of accounting
    changes                                          $5.05             $3.80            $3.60            $3.15           $3.26
  Cumulative effect of accounting changes                -                 *                -                -               -
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  Net earnings                                       $5.05                 *            $3.60            $3.15           $3.26
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  Cash Dividends                                     $0.93             $0.87           $0.795            $0.75        $0.69375

  *Anti-dilutive

  Condensed Balance Sheet Data
  Current assets                                    $2,760            $2,448           $1,434          $1,628           $1,401
  Other noncurrent assets                            1,194               708              801             847              760
  Noncurrent deferred income taxes                     157               206                -               -                -
  Property, plant and equipment, net                 1,649             1,693            1,257           1,316            1,341
  Cost in excess of net assets acquired              2,074             1,915               26              23               24
  Other intangibles                                    704               775               81              94               85
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  Total                                             $8,538            $7,745           $3,599          $3,908           $3,611
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  Current liabilities-other                         $1,803            $1,492          $   582         $   884           $  989
  Current maturities of long-term debt                   8               318                4              75                5
  Long-term debt                                     1,346             1,479              475             596              463
  Post-retirement benefit liabilities                  783               741              102              99               55
  Customer deposits                                    402                 -                -               -                -
  Other noncurrent liabilities                         825               838              194             202              300
  Noncurrent deferred income taxes                       -                 -              297             248              258
  Shareowners' equity                                3,371             2,877            1,945           1,804            1,541
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  Total                                             $8,538            $7,745           $3,599          $3,908           $3,611
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